Exhibit 99.1

Gentherm Welcomes Additional Members to its Board of Directors

Charles Kummeth appointed and John Stacey elected to Gentherm’s Board of Directors

NORTHVILLE, Mich., August 1, 2018 (GLOBE NEWSWIRE) – Gentherm (NASDAQ: THRM), the global market leader and developer of innovative thermal management technologies, today announced that Charles Kummeth has been appointed to the Company’s Board of Directors effective August 1, 2018, and John Stacey was elected to the Company’s Board of Directors during the 2018 Gentherm annual meeting that was held on May 18, 2018.

“We are pleased to welcome Chuck and John to Gentherm’s Board of Directors,” said Francois J. Castaing, Chairman of the Board of Gentherm. “Chuck brings deep expertise in medical, electronics, and global operations to our board. As the CEO of Bio-Techne, he has delivered amazing shareholder value by growing market capitalization from $2.5 billion to over $6 billion since joining the company in 2013. With an increased focus on our medical business, his unique perspective will enhance our competitive edge during an exciting time in the company’s journey.

Continued Castaing, “John’s broad human resources experience in multi-national environments is extremely valuable as we employ thousands of individuals around the globe. His experience will provide insight and guidance for managing our workforce, enhancing the skills of our existing employees, and developing new talents.”

Kummeth is President and CEO of Bio-Techne Corporation, which is a leading developer and manufacturer of high quality purified proteins, antibodies, immunoassays, and instruments for biomedical researchers and clinical research laboratories. Prior to joining Bio-Techne, Kummeth served as President of Mass Spectrometry and Chromatography at Thermo Fisher Scientific Inc. and was President of the Laboratory Consumables Division from 2009 to September 2011. Prior to joining Thermo Fisher, he served in various roles during his 24-year career at 3M Corporation, most recently as the Vice President of the company's Medical Division from 2006 to 2008.

Kummeth received a Master of Science in Computer Science from the University of St. Thomas and a Master of Business Administration from the Carlson School of Business at the University of Minnesota. He is a graduate of the University of North Dakota, where he received a Bachelor of Science in Electrical Engineering.

Stacey is Executive Vice President and Chief Human Resources Officer of Harman, a wholly-owned subsidiary of Samsung, a position he has held since 2008. At Harman, he is responsible for all aspects of the Human Resources function globally, including people continuity and development, target setting, employee relations, compensation, benefit management, and recruitment. Previously, he served in various senior human resources positions with Anheuser-Busch InBev SA/NV from

1990 to 2008, including, most recently, as Vice President, People for InBev North America, InBev Central and Eastern Europe from 2005 through January 2008.

Stacey received a Bachelor of Commerce degree from Memorial University of Newfoundland.

“Chuck and John have strong reputations as leaders and innovators in their respective fields, and we are very fortunate to welcome them to our Board of Directors,” said Phil Eyler, President and CEO of Gentherm. “We look forward to their insight and counsel as we execute our Focused Growth strategy to drive shareholder value.”

Kummeth will serve on the Audit, Technology and Nominating Committees, and Stacey serves on the Compensation and Nominating Committees.

Investor Contact
Yijing Brentano
investors@gentherm.com
248.308.1702

Media Contact
Melissa Fischer
media@gentherm.com
248.289.9702

About Gentherm
Gentherm (NASDAQ: THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include variable temperature Climate Control Seats, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery thermal management systems, cable systems and other electronic devices. Medical products include patient temperature management systems. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has over 13,000 employees in facilities in the United States, Germany, Canada, China, Hungary, Japan, Korea, Macedonia, Malta, Mexico, United Kingdom, Ukraine, and Vietnam.  For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated's goals, beliefs, plans and expectations about its prospects for the future and other future events.  The forward-looking statements included in this press release are made as of the date hereof or as of the date specified and are based on management's current expectations and beliefs.  Such statements are subject to a number of important assumptions, risks, uncertainties and other factors that may cause the Company's actual performance to differ materially from that described in or indicated by the forward-looking statements. Those risks include, but are not limited to: the Company may be unable to develop new technologies or increase market share; changes in global,

Exhibit 99.1

national, regional and/or local economic conditions and geopolitical climates may affect the Company’s financial performance; new competitors may arise; and other adverse conditions in the industries in which the Company operates may negatively affect its results. The foregoing risks should be read in conjunction with other cautionary statements included herein, as well as in the Company's annual report on Form 10-K for the year ended December 31, 2017 and subsequent reports filed with the Securities and Exchange Commission. Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.